Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Interface, Inc.
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 2010, relating to the consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and the financial statement schedule of Interface, Inc. included in the Company’s 2009 Annual Report on Form 10-K for the year ended January 3, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)

Atlanta, Georgia
March 10, 2011